WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.




Item Number    Item Description                                       Amount
-----------    ----------------                                       ------
3-02(1)        cash and cash items                                  $320,027
5-02(2)        marketable securities                                $0
5-02(3)(a)(1)  notes and accounts receivable--trade                 $2,843,751
5-02(4)        allowances for doubtful accounts                     $0
5-02(6)        inventory                                            $37,458,416
5-02(9)        total current assets                                 $42,869,168
5-02(13)       property, plant and equipment                        $27,481,797
5-02(14)       accumulated depreciation                             $6,832,106
5-02(18)       total assets                                         $65,561,946
5-02(21)       total current liabilities                            $15,533,912
5-02(22)       bonds, mortgages and similar debt                    $19,646,491
5-02(28)       preferred stock--mandatory redemption                $0
5-02(29)       preferred stock--no mandatory redemption             $10,864
5-02(30)       common stock                                         $66,122
5-02(31)       other stockholders' equity                           $27,442,622
5-02(32)       total liabilities and stockholders' equity           $65,561,946
5-03(b)1(a)    net sales of tangible products                       $123,656,353
5-03(b)1       total revenues                                       $132,717,716
5-03(b)2(a)    cost of tangible goods sold                          $74,612,433
5-03(b)2       total costs and expenses applicable to sales
                 and revenues                                       $74,612,433
5-03(b)3       other costs and expenses                             $47,581,400
5-03(b)5       provision for doubtful accounts and notes            $0
5-03(b)(8)     interest and amortization of debt discount           $1,087,266
5-03(b)(10)    income before taxes and other items                  $9,436,617
5-03(b)(11)    income tax expense                                   $3,617,827
5-03(b)(14)    income from continuing operations                    $10,523,883
5-03(b)(15)    discontinued operations                              $0
5-03(b)(17)    extraordinary items                                  $0
5-03(b)(18)    cumulative effect--changes in accounting
                 principles                                         $0
5-03(b)(19)    net income                                           $5,818,790
5-03(b)(20)    earnings per share--primary                          $0.88
5-03(b)(20)    earnings per share--fully diluted                    $0.47


